Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:     Kirk Saville (336) 519-6192

Analysts and Investors, contact:    T.C. Robillard, (336) 519-2115

HanesBrands Announces that Jon Ram, President of Global Activewear, is Departing for Another Opportunity to be Closer to his Family

WINSTON-SALEM, N.C. (March 15, 2022) – HanesBrands (NYSE: HBI), a global leader in iconic apparel brands, today announced that Jon Ram, president of Global Activewear, is departing HBI for a role at another company to be closer to his family, effective March 31.

HanesBrands is conducting an internal and external search for a successor.

“I want to thank Jon for everything he has done to build our global Champion business since joining the company in 2018, and I wish him all the best in his new role,” said Steve Bratspies, CEO of HanesBrands. “Jon has helped get us off to a strong start in growing Champion as part of our Full Potential plan. We have an outstanding team in place, and I am confident that we will continue to deliver strong growth in this iconic brand as we execute our plan and reach our Full Potential targets.”

HanesBrands

HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 59,000 associates in 33 countries and has built a strong reputation for workplace quality and ethical business practices. The company, a longtime leader in sustainability, has set aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

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